Exhibit 99.1
NEWS RELEASE

Date: November 4, 2008	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham
Phone: 949-851-1473
http://www.corvel.com
CorVel Announces Second Quarter Revenues and Earnings
IRVINE, California, November 4, 2008- CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.36 for the quarter ended September 30, 2008, compared to $0.40 in the same quarter of the prior year. For the six months ended September 30, 2008 earnings were $0.75 per share compared to the same period in the prior year of $0.79 per share.
The Company reported quarterly revenues of $78 million, up from prior year quarterly revenues of $74 million. For the six months ended September 30, 2008, revenues were $156 million, representing a 6% increase from the $148 million in revenues achieved in the same period of the prior year.
During the quarter the Company continued to expand its Enterprise Comp workers’ compensation claims management solutions. Investments have been made in the expansion and strengthening of systems as well as in operations staffing. During the current quarter investments will be focused on the incorporation of artificial intelligence capabilities and workflow management tools CorVel has in the past successfully introduced to its medical review services.
In addition, CorVel’s line of directed care networks continued to expand. These services include a growing line of diagnostic imaging, physical therapy, durable medical equipment, independent medical examinations and other ancillary services for workers’ compensation claimants. The Company is continuing to add resources to the call centers, software and systems supporting these services. The directed care networks provide preferred appointment scheduling assistance for claimants.
About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of disability management. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, claims administration, case management, utilization management, and medical bill review to more than 2,000 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s financial statements and business. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2008. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results — Income Statement (Unaudited)
Quarter and Six Months Ended September 30, 2007 and 2008

	Quarter Ended	Quarter Ended
Quarter ended September 30	September 30, 2007	September 30, 2008

Revenues	73,510,000	77,855,000
Cost of revenues	54,856,000	58,996,000

Gross profit	18,654,000	18,859,000

General and administrative	9,398,000	10,722,000

Income from operations	9,256,000	8,137,000

Income tax expense	3,624,000	3,173,000

Net income	5,632,000	4,964,000

Earnings Per Share:
Basic	$0.41	$0.36
Diluted	$0.40	$0.36

Weighted Shares
Basic	13,889,000	13,764,000
Diluted	14,062,000	13,960,000

	Six months	Six months
Six months ended September 30	September 30, 2007	September 30, 2008

Revenues	147,847,000	156,056,000
Cost of revenues	111,012,000	117,264,000

Gross profit	36,835,000	38,792,000

General and administrative	18,475,000	21,529,000

Income from operations	18,360,000	17,263,000

Income tax expense	7,167,000	6,732,000

Net income	11,193,000	10,531,000

Earnings Per Share:
Basic	$0.80	$0.76
Diluted	$0.79	$0.75

Weighted Shares
Basic	13,927,000	13,790,000
Diluted	14,111,000	14,003,000
CorVel Corporation
Quarterly Results — Condensed Balance Sheet (Unaudited)
March 31, 2008 and September 30, 2008

	March 31, 2008	September 30, 2008

Cash	17,911,000	23,600,000
Accounts receiveable, net	39,164,000	40,950,000
Prepaid expenses and taxes	5,242,000	5,648,000
Deferred income taxes	4,076,000	3,996,000
Property, net	30,569,000	30,209,000
Goodwill and other assets	43,613,000	45,163,000

Total	140,575,000	149,566,000

Accounts and taxes payable	20,475,000	18,797,000
Accrued liabilities	16,473,000	19,030,000
Deferred tax liability	7,249,000	7,245,000
Paid in capital	80,222,000	83,016,000
Treasury stock	-162,302,000	-167,511,000
Retained earnings	178,458,000	188,989,000

Total	140,575,000	149,566,000